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         FOR IMMEDIATE RELEASE
         INVESTOR CONTACT:            INVESTOR CONTACT:
         Peggy Jo Toth                Todd A. Fromer          MEDIA CONTACT:
         248-644-0500 ext. 42873      KCSA                    Kerri Budde
         vsih@vsi-hq.com              212-682-6300            248-554-6532
                                      tfromer@kcsa.com        kbudde@vsi-hq.com



         VSI HOLDINGS, INC. ANNOUNCES FISCAL 2002 FIRST QUARTER RESULTS

BLOOMFIELD HILLS, MICH. FEBRUARY 25, 2002 -- VSI HOLDINGS, INC. (AMEX:VIS) today announced results for the three months ended December 31, 2001. Revenues for the quarter were $23,281,000, reflecting a 46% decrease from revenues of $43,329,000 reported in the comparable quarter last year. Net loss amounted to $2,518,000, or $ (0.07) per share, as compared to net income of $1,438,000, or $0.04 per share, for the same period in the prior fiscal year.
         Commenting on the results, Steve Toth Jr., Chairman and Chief Executive Officer of VSI Holdings, stated, "The first quarter of fiscal 2002 continued to reflect the reduced volumes associated with the decline in spending from our automotive clients for marketing support and other services as they continue to redirect these monies towards transaction-related rebate incentives. We continue to right-size our businesses to achieve profitability through manpower reductions and consolidation of operations consistent with the outlook for the year. We think these steps will enable the Company to operate without interruption, maintain contracts that are critical to retain and attract new customers while continuing to meet normal business obligations. However, despite a lingering negative economic environment, we are beginning to witness a modest upturn in the demand for our CRM solutions and integrated marketing services. We have signed some new customers in recent months and are confident that our business can begin to grow on a sequential basis.
         "Our core competencies and reputation remain among the best in the industry. During the second quarter, several potential partners expressed interest in making strategic investments into our business to help improve our working capital position and strengthen our balance sheet.

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As part of our previously announced plan to seek strategic alternatives that build shareholder value, we are working aggressively with these interested parties in order to gauge the best strategic opportunities for our business and our shareholders. We remain committed to this effort and expect to have made significant progress before the close of the second quarter," Toth concluded.

ABOUT VSI HOLDINGS, INC.
The VSI Networks provide customer relationship management services, Internet/Intranet communications, education and training, and edutainment/entertainment. The Company employs approximately 700 professionals through its networks and offers integrated marketing services using a wide range of technology-driven alternatives.

The spectrum of services of the Company's Networks include concept development through implementation of Web-based offerings including seamless CRM/e-commerce integration, customer interaction center and back-end fulfillment; long-form cable programming; interactive satellite-driven and Web-based education and e-learning; integrated logistics and distribution; database management; site-based marketing and touring events. Information about VSI Holdings is available on their Web site at www.vsiholdings.com

VSINETWORKS ... PEOPLE WHO GET IT!

Certain statements included in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially. Please refer to the Company's filings with the Securities and Exchange Commission for a discussion of certain important factors that relate to forward looking statements contained herein. Although the Company believes that the expectations reflected in any such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

You may register to receive VSI Holding's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


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